UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2011

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33326	20-8447891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Main Street, Bridgeport, CT		06604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 338-7171

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

(a) People’s United Financial, Inc. (the “Company”) held its Annual Meeting of Shareholders (the “Annual Meeting”) on April 21, 2011.

(b) There were 359,606,764 shares of common stock entitled to vote at the Annual Meeting, of which 292,162,905 shares were present in person or by proxy. Shareholders voted on the following matters at the Annual Meeting:

1. Election of three directors. The results of the election of the three nominees for director are indicated below.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
John P. Barnes	229,333,489	5,510,139	57,319,277
Collin P. Baron	213,808,080	21,035,548	57,319,277
Richard M. Hoyt	227,630,849	7,212,779	57,319,277

There were no abstentions with respect to the election of the three nominees for director.

2. Advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement. The Company’s shareholders gave advisory approval of the compensation of the Company’s named executive officers. A total of 202,115,851 votes were cast for the proposal, 31,290,482 votes were cast against the proposal; and 1,437,295 shares abstained from voting on the proposal. There were 57,319,277 broker non-votes with respect to the proposal.

3. Advisory vote on the frequency of future advisory votes on executive compensation. Holders of a majority of the Company’s shares voted at the Annual Meeting expressed a preference to hold the advisory vote on executive compensation on an annual basis. A total of 189,793,926 votes were cast in favor of a frequency of one year; 2,502,381 votes were cast in favor of a frequency of two years; 40,012,021 votes were cast in favor of a frequency of three years; and 2,535,300 shares abstained from voting on the proposal. There were 57,319,277 broker non-votes with respect to the proposal.

Based on these results, the Company intends to hold an annual advisory vote regarding the compensation of the Company’s named executive officers.

4. Ratification of Appointment of KPMG LLP as independent registered public accounting firm for 2011. A total of 289,396,433 votes were cast for the proposal; 1,880,498 votes were cast against the proposal; and 885,974 shares abstained from voting on the proposal. There were no broker non-votes with respect to the proposal.

(c) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s United Financial, Inc.
(Registrant)

Date: April 22, 2010	By:	/s/ Eric J. Appellof
(Signature)

	Name:	Eric J. Appellof
	Title:	Assistant Secretary

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